Exhibit 10.22

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 31st day of January, 2005 by and between Maximum Ventures, Inc., a New York corporation having its offices at 1175 Walt Whitman Road, Suite 100, Melville, New York 11747 (“Seller”), Computer Software Innovations, Inc., a South Carolina corporation having offices at 1661 East Main Street, Easley, South Carolina 29640 (the “Buyer”); and Gottbetter & Partners, L.P., having offices at 488 Madison Avenue, 12th Floor, New York, NY 10022 (the “Escrow Agent”).

WHEREAS, Seller is the beneficial and record owner of 13,950,000 shares (the “Shares”) of VerticalBuyer, Inc., a Delaware corporation (the “Company”) common stock, par value $0.001 per share, which collectively represent approximately Seventy Seven Percent (77%) of the Company’s outstanding common stock (the “Seller’s Common Stock”).

WHEREAS, Abraham Mirman (“Mirman”) is the President, Chief Executive Officer and sole Director, and Chris Kern (“Kern”) is the Secretary and Chief Financial Officer of the Company (collectively, “Company Management”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase from Seller, the Seller’s Common Stock.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, Buyer hereby agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Seller’s Common Stock, or an aggregate of Thirteen Million Nine Hundred Fifty Thousand (13,950,000) shares, for an aggregate purchase price of Four Hundred Fifty Thousand Dollars ($450,000) (the “Purchase Price”). In addition to the Purchase Price, Buyer shall pay to Seller Twenty Thousand Dollars ($20,000.00) in legal fees and expenses upon the Closing (the “the Legal Fees”).

2.	Closing.

(a)	The closing of the transactions contemplated hereunder (the “Closing”) shall take place by courier of documents delivered to Escrow Agent on such date and time as Seller and Buyer may mutually agree upon (the “Closing Date”), but in no event shall the Closing be later than February 2, 2005, unless the parties mutually agree to extend the closing deadline to a later date.

(b)	Not less than one (1) business day prior to the Closing (unless waived by Seller and Buyer):

(i)	Seller shall transfer to Escrow Agent, good and marketable title to the Seller’s Common Stock, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Escrow

Agent the certificates representing the Seller’s Common Stock in negotiable form, duly endorsed in blank, or with stock transfer powers guaranteed by a member in Medallion Guaranty attached thereto;

(ii)	Seller shall cause Mirman and Kern to deliver to Escrow Agent their resignations as officers and directors of the Company and their written appointment of one or more persons designated by Buyer as successor directors;

(iii)	Seller shall cause to be made available the books and records of the Company to Buyer and deliver to Escrow Agent a certificate of the Company’s Secretary as to the available minutes of meetings of the Company’s Board of Directors and Shareholders;

(iv)	Seller shall cause the Company’s transfer agent to deliver to Escrow Agent a certified copy of the stock ledger of the Company listing every shareholder of record as of the most recent practicable date;

(v)	Seller shall deliver to Escrow Agent a certificate of its Secretary with respect to resolutions of its Board of Directors of Seller approving this Agreement and authorizing Seller to sell the Shares to Buyer pursuant to the terms hereof and identifying those persons authorized to act on behalf of Seller with respect to this Agreement and the transactions described herein;

(vi)	Buyer shall deliver to Escrow Agent a certificate of its Secretary with respect to resolutions of its Board of Directors approving this Agreement and authorizing the purchase of the Shares by Buyer pursuant to the terms hereof and identifying those persons authorized to act on behalf of Buyer with respect to this Agreement and the transactions described herein; and

(vii)	Buyer shall deliver to Escrow Agent the Purchase Price and Legal Fees by delivering a wire transfer of immediately available U.S. funds for the full amount of the Purchase Price, the Legal Fees plus all wire transfer fees but less an amount equal to the offsets to the Purchase Price set forth on Exhibit 4(c) attached hereto, to Gottbetter & Partners, L.P. pursuant to wire transfer instructions to be provided thereby to Buyer and Seller.

(The items to be delivered to the Escrow Agent described in Section 2(b)(i) through (vii) above, are collectively referred to as the “Closing Materials”).

(c)	As soon as practicable following (1) the execution of this Agreement, (2) the deliver of the Closing Materials to Escrow Agent, and (3) the satisfaction of the Closing Conditions (defined herein), Escrow Agent shall (a) use its best efforts to distribute the Purchase Price and Legal Fees to (i) the Company’s creditors listed in Exhibit 4(i) in the amounts listed under the caption “Settlement Payments” (the

“Settlement Payments”), and (ii) the balance to Seller, and (b) deliver the items described in (b)(i), (ii), (iii), (iv) and (v) above to Buyer. It is understood by the parties that no monies will be deducted from the Purchase Price other than in accordance with this paragraph.

(d)	At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, Seller agrees that it shall cause Company Management to execute such certificates, auditor representation letters and other representations (“Certifications”) as Buyer may reasonably request in order to prepare and file the Company’s future reports with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (the “Company Form 10-KSB”), and to facilitate the Company’s auditor’s preparation of the financial statements and its report related thereto for the year ended December 31, 2004. Such Certifications shall specifically include (a) certificates of Company Management with respect to the Company’s Form 10-KSB comparable to those certifications of the chief executive officer and chief financial officer of a registrant required by the SEC or otherwise by law to accompany a Form 10-KSB or Form 10-K filed with the SEC and (b) a representation letter for the benefit of the Company’s auditor substantially in the form attached hereto as Exhibit 2(d). Any Certifications shall treat only periods and events prior to Closing.

3.	Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, none of which shall survive closing:

(a)	Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

(b)	The Seller’s Common Stock is being acquired by Buyer solely for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; and, further, Buyer will not sell or transfer such Seller’s Common Stock to the public unless covered by a registration statement or an exemption therefrom.

(c)	Buyer represents and warrants that Buyer is an investor experienced in the evaluation of businesses similar to the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment, and has had access to all information respecting the Company that Buyer has requested.

4.	Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer, all of which shall survive the Closing for a period of one (1) year (except for those contained in subsection (k) below, which shall survive a period of two (2) years):

(a)	The Company is a corporation duly organized, and is validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the Company. Seller has delivered a true and correct copy of the Company’s certificate of incorporation, certificate of amendment, certificate of good standing and by-laws or other charter documents, as applicable, to Buyer, certified by the Company’s Secretary. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. The Company has no subsidiary.

(b)	The Company has authorized capital stock consisting of 50,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) and 5,000,000 shares of preferred stock, $.001 per value per share (the “Preferred Stock”), of which 18,141,667 shares of Common Stock and no shares of Preferred Stock are presently issued and outstanding.

(c)	The Company has previously granted options to purchase shares (the Option Shares”) of its common stock at $1 per share, issued under its 2000 Non-statutory Stock Option Plan and consulting agreements, all of which have expired. The Company has no other outstanding securities that are or can be convertible, exercisable or exchangeable into additional shares of its capital stock, and further, the Company has no obligation to issue any of its capital stock pursuant to outstanding agreements, written or otherwise. All warrants to purchase Company common stock and the Company’s obligation to issue shares of the Company’s common stock to Jackson Steinem, Inc. have been satisfied and are no longer obligations of the Company. There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act of 1933, as amended, with respect to any securities of the Company or to require the Company to include any such securities in any future registration statement of the Company.

(d)	There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Seller, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against the Company that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(e)	The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

(f)	The Seller has made available to Buyer records of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company.

(g)	Except for the tax years set forth on Exhibit 4(g), attached hereto, the Company has properly filed all tax returns required to be filed and has paid all taxes shown thereon to be due. To the knowledge of Seller, all tax returns previously filed are true and correct in all material respects. Seller and Purchaser agree that Purchaser shall, in a reasonable time after closing, cause to be filed all tax returns for the tax years set forth on Exhibit 4(g), and Seller agrees to pay any amounts due thereon.

(h)	Mirman is the sole director of the Company and Kern and Mirman are the sole officers and employees of the Company.

(i)	Those creditors listed in Exhibit 4(c) attached hereto (the “Creditors”) are the only individuals or entities with any claims against the Company. The Company does not have any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those listed in Exhibit 4(c). The claims of all of the Creditors will be paid or released at or before the Closing from the Purchase Price as Settlement Payments.

(j)	All of the business and financial transactions of the Company from January 1, 2004 to present have been fully and properly reflected in the books and records of the Company applying accounting principles, and in a manner, consistent with prior accounting periods.

(k)	The Company is current with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To Seller’s knowledge, none of the reports, statements or documents filed by the Company under the Exchange Act contain any misstatements of material fact or omit to state a material fact necessary to make the statements made therein not misleading other than those relating to an overstatement of warrants and options made in the September 30, 2004 Form 10-QSB. To Seller’s knowledge, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company, from that set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

(l)	The Seller’s Common Stock, when sold to Buyer, will be free and clear of all liens, claims, encumbrances, and charges, except for the restrictions on transfer referenced in Section 4(o) below. The Seller’s Common Stock represents approximately 77% of the total number of shares of voting securities of the Company issued and outstanding.

(m)	Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Seller.

(n)	The Seller’s Common Stock is being sold to Buyer in reliance upon a non-statutory exemption from the registration requirements of the Securities Act of 1933, as amended, and the transfer thereof is not subject to such requirements.

(o)	The Seller’s Common Stock, when transferred, will contain restrictive legends and will be subject to restrictions on transfer relating to the exemption from securities registration referenced in Section 4(n) above.

(p)	This Agreement constitutes a valid and legally binding obligation of Seller and neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to Seller or the Company or any contract, commitment, agreement or restriction of any kind to which Seller or the Company is a party or by which their assets are bound. The execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, violate applicable law, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to Seller or the Company.

(q)	All representations, covenants and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such dates. Any and all schedules and exhibits attached hereto or provided to Buyer in conjunction with execution of this Agreement shall likewise be true and correct as of the Closing Date, and if there are any changes therein and such changes are approved by Buyer, the same shall be amended or supplemented as appropriate, so that they shall be true as of the Closing Date and the date the Closing Conditions have been satisfied.

5.	Closing Conditions. The obligation of the Escrow Agent to deliver the Settlement Payments to the Creditors and the balance of the Purchase Price and Legal Fees to the Seller, and the certificates representing the Seller’s Common Shares and other items required by Section 2 to Buyer, is subject to the fulfillment of each of the following conditions (the “Closing Conditions”), any of which may be waived by the Buyer, in writing, in its sole discretion:

(i)	Seller obtains resignations of all officers and directors of the Company and delivers same to Escrow Agent;

(ii)	Delivery of the Company’s books and records to Buyer, receipt of which is hereby acknowledged;

(iii)	Copies of releases signed by, or other proof of payment to, each of the Company’s Creditors have been deliver to Escrow Agent;

(iv)	There will be no liabilities of the Company;

(v)	There have been no changes in the Company’s business or capitalization between the date of signing this Agreement and the date the Closing Conditions have been satisfied, other than as required herein;

(vi)	Seller shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by them;

(vii)	No action or proceedings shall have been instituted or threatened prior to or at the Closing Date before any court or governmental body or authority pertaining to the Company, the acquisition by Buyer of the Seller’s Common Stock or the proposed merger of Buyer into the Company and related transactions, the result of which could prevent or make illegal the consummation of such transactions.

6.	Finder’s Fee. The parties acknowledge that no person is entitled to receive a finder’s fee in connection with this Agreement.

7.	Terms of Escrow. As soon as practicable following (i) the execution of this Agreement; (ii) Escrow Agent’s receipt of the Purchase Price and Legal Fees; (iii) Escrow Agent’s receipt of the Closing Materials; and (iv) the fulfillment of each of the Closing Conditions, unless waived in accordance herein, and in all events on or before the Closing Date, the Escrow Agent shall deliver the Settlement Payment to the Creditors, deliver the balance of the Purchase Price and Legal Fees to the Seller and make the deliveries required by Section 2 to Buyer.

8.	Duties and Obligations of the Escrow Agent.

(a)	Buyer and Seller agree that as between Buyer and Seller the duties and obligations of Escrow Agent are only such as are herein specifically provided and no other. Escrow Agent shall have no liability to Seller or Buyer except as a direct result of its negligence or willful misconduct.

(b)	Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(c)	Escrow Agent shall not be bound in any way by the terms of any other agreement to which Seller and Buyer are parties, whether or not it has knowledge thereof, and Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by Seller and Buyer, or any other party thereto. Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed jointly by Seller and Buyer, and agreed to in writing by the Escrow Agent.

(d)	If Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely all property held in escrow or to take certain action, until it shall be directed otherwise in writing by Seller and Buyer or by a final judgment of a court of competent jurisdiction.

(e)	Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(f)	Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the distribution of the Purchase Price and Legal Fees.

(g)	If Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Purchase Price, it may do so by delivering the same to any other escrow agent agreeable to Seller and Buyer and, if no such escrow agent shall be selected within three days of the Escrow Agent’s notification to Seller and Buyer of its desire to so relinquish custody of the Purchase Price, then the Escrow Agent may do so by delivering the Purchase Price to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law. The fee of any court officer shall be borne by Seller and Buyer. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Purchase Price and this Agreement.

(h)	This Agreement shall not create any fiduciary duty on Escrow Agent’s part to Seller and Buyer, nor disqualify Escrow Agent from representing either party hereto in any dispute with the other, including any dispute with respect to the Purchase Price.

(i)	Escrow Agent represents that it is presently acting as counsel to Seller. The parties agree that the Escrow Agent’s engagement as provided for herein is not and shall not be objectionable for any reason.

(j)	Upon the performance of this Agreement, Escrow Agent shall be deemed released and discharged of any further obligations hereunder.

9.	Escrow Agent Indemnification.

(a)	Seller hereby agrees to indemnify and hold the Escrow Agent free and harmless from any and all losses, expenses, liabilities and damages (including but not limited to reasonable attorney’s fees, and amounts paid in settlement) resulting from claims asserted by Buyer against the Escrow Agent with respect to the performance of any of the provisions of this Agreement.

(b)	Buyer hereby agrees to indemnify and hold the Escrow Agent free and harmless from and against any and all losses, expenses, liabilities and damages (including but not limited to reasonable attorney’s fees, and amounts paid in settlement) resulting from claims asserted by Seller against Escrow Agent with respect to the performance of any of the provisions of this Agreement.

(c)	Seller and Buyer hereby agree to, jointly and severally, indemnify and hold Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred by Escrow Agent, arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of Escrow Agent incurred defending itself against any claim or liability in connection with its performance hereunder, provided that Escrow Agent shall not be entitled to any indemnity for any losses, damages, taxes, liabilities or expenses that directly result from its willful misconduct, gross negligence or breach of this Agreement.

(d)	In the event of any legal action between the parties to this Agreement to enforce any of its terms, the legal fees of the prevailing party and the Escrow Agent shall be paid by the party(ies) who did not prevail.

10.	Termination.

(a)	Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

(b)	Termination for Failure to Close. This Agreement may be terminated by written notice from one party to the other party and to the Escrow Agent after the Closing Date if the Closing of the subject transaction shall not have occurred on or before the Closing Date. If said Agreement is terminated pursuant to the above, the Escrow Agent shall promptly remit the funds it holds in escrow to Buyer.

(c)	Termination by Operation of Law. This Agreement may be terminated by any party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated herein illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

(d)	Termination for Failure to Perform Closing Conditions. This Agreement may be terminated prior to the Closing Date:

(i)	by Seller: (1) if any of the representations and warranties made in this Agreement by the Buyer shall not be materially true and correct, when made or at any time prior to consummation of the transactions contemplated herein as if made at and as of such time; (2) if any of the Closing Conditions of Buyer set forth in Section 5 herein have not been fulfilled in all material respects promptly and practically after the execution of this Agreement; (3) if the Buyer shall have failed to observe or perform any of its material obligations under this Agreement; or (4) as otherwise set forth herein; or

(ii)	by the Buyer: (1) if any of the representations and warranties made in this Agreement by the Seller shall not be materially true and correct, when made or at any time prior to consummation of the transactions contemplated herein as if made at and as of such time; (2) if any of the Closing Conditions of Seller set forth in Section 5 herein have not been fulfilled in all material respects promptly and practically after the execution of this Agreement; (3) if the Seller shall have failed to observe or perform any of its material obligations under this Agreement; or (4) as otherwise set forth herein; or

(iii)	by a party, if the Closing Conditions imposed upon the other party have not been satisfied within three (3) weeks from the date of this Agreement.

(e)	Effect of Termination or Default Remedies. In the event of termination of this Agreement as set forth above in 10(a), (b), (c) and (d)(i), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto. In such event the Purchase Price shall be returned to Buyer, the certificates representing the Seller’s Common Stock shall be returned to Seller and the other materials and instruments deposited with the Escrow Agent shall be returned to the party making deposit thereof. A termination of this Agreement under Section 10(d)(ii) or (iii) shall not relieve any party from liability for damages actually incurred as a result of such party’s breach of any term or provision of this Agreement. In the event that any party shall fail or refuse to consummate the transactions contemplated herein or if any default under, or beach of any representation, warranty, covenant or condition, of this Agreement on the part of any party (the “Defaulting Party”) shall have occurred, and thereby results in a failure to consummate the transactions contemplated herein, then in addition to the other remedies provided herein and by law, the non-defaulting party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party. The Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder. If the Defaulting Party shall be the Seller, the Buyer shall also be entitled to the remedy of specific performance or such other remedies as may be available in equity.

11.	Indemnification.

(a)	Obligation of the Seller to Indemnify. The Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, agents, attorneys, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Seller contained in this Agreement or in the Exhibits hereto, or (ii) breach by the Seller of any covenant or agreement contained in this Agreement, or (iii) any liability or obligation of the Company arising or incurred prior to the date of Closing; provided, that in no event shall Seller be obligated to pay in excess of $450,000 in the aggregate pursuant to this Section 11.

(b)	Obligation of the Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless the Seller (and its directors, officers, employees, affiliates, stockholders, agents, attorneys, successors and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Buyer contained in this Agreement or in the Exhibits hereto or (ii) breach by Buyer of any covenant or agreement contained in this Agreement.

(c)	Notice and Opportunity to Defend.

(i)	Promptly after receipt by any Person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 11(a) or 11(b) (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(ii)	The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

12.	Release.

(a)	Effective upon the Closing, for good and valuable consideration, receipt of which is hereby acknowledged, each of Seller, Mirman and Kern, individually and on behalf of its or his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (individually and collectively the “Seller Releasor”), hereby knowingly and voluntarily, irrevocably, fully and unconditionally releases and forever discharges the Company and each of the Company’s successors, assigns, employees, officers, directors, shareholders, agents, attorneys and representatives (the “Purchaser Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Claims”) which each Seller Releasor has, or may hereafter, have, against the Purchaser Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever known or unknown, actual or contingent, from the beginning of time to the date hereof. Each Seller Releasor also intends that this Section 12 operate as a waiver of all unknown claims of the type being released hereunder. Each Seller Releasor warrants that it or he currently is unaware of any such claim, demand, action, or cause of action against any of the

Purchaser Released Parties or any other person or entity released herein which such Seller Releasor has not released pursuant to this paragraph. Each Seller Releasor voluntarily accepts the consideration provided to it for the purpose of making full and final settlement of all claims referred to above.

13.	General.

(a)	Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the Seller and Buyer.

(b)	Notices. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by certified mail, postage prepaid, addressed to such party at the address set forth in the first paragraph of this Agreement or such other address as may hereafter be designated in writing by the addressee.

(c)	All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and (iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

(d)	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of the Buyer. Seller hereby consents to the transfer and assignment by Buyer of Buyer’s rights, title and interest in, to and under this Agreement, and the assumption of Buyer’s obligations under this Agreement, to an affiliated designee of Buyer.

(e)	Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

(f)	Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(g)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to its choice of law rules). Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the United Stated District Court in the Southern District of New York or any state court located in New York county, State of New York, and each of the parties hereby irrevocably and unconditionally expressly submits to the jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13(g).

(h)	Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, if any, is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Seller and the Buyer to this Agreement with respect to such subject matter.

(i)	Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j)	Construction. The Seller and the Buyer acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Seller and the Buyer.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

Maximum Ventures, Inc.

By:	/s/ Chris Kern
Chris Kern, Vice President

BUYER:

Computer Software Innovations, Inc.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick, President

For purposes of Section 12 only:

/s/ Abraham Mirman
Abraham Mirman

/s/ Chris Kern
Chris Kern

ESCROW AGENT

Gottbetter & Partners, L.P.

By:	/s/ Adam Gottbetter
Adam Gottbetter, Managing Partner

EXHIBIT 2(d)

REPRESENTATION LETTER [A]

[FOR USE WITH UNQUALIFIED, QUALIFIED, OR ADVERSE

OPINION AUDITS AND DISCLAIMERS]

DATE [B]

[NAME OF THE FIRM]

[LOCAL OFFICE ADDRESS]

In connection with your audit of the [consolidated] [combined] balance sheet(s) of [CLIENT NAME] as of [AUDIT DATES], [SPECIFY ALL PERIOD ENDS BEING REPORTED ON BY THE FIRM] [and the related [consolidated] [combined] statements of income, retained earnings [comprehensive income] and cash flows [C] for the [year] [years] [DESCRIBE OTHER PERIOD] then ended] [C], we confirm that we are responsible for the fair presentation in the [consolidated] [combined] financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America.[D]

[E]

We confirm, to the best of our knowledge and belief, [as of (date of auditor’s report),] [B] the following representations made to you during your audit.

1.	The financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America. [D]

2.	We have made available to you all:

a.	Financial records and related data.

b.	Minutes of the meetings of stockholders, directors and committees of directors or summaries of actions of recent meetings for which minutes have not yet been prepared.

3.	We have no knowledge of fraud or suspected fraud affecting the entity involving:

a.	Management or employees who have significant roles in the internal control.

b.	Others where the fraud could have a material effect on the financial statements.

4.	We acknowledge our responsibility for the design and implementation of programs and controls to provide reasonable assurance that fraud is prevented and detected.

5.	We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

6.	We [have informed you of all] [are aware of no] significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

7.	There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

8.	We have no plans or intentions that may materially affect the carrying value or classification of assets. In that regard:

a.	The Company has no significant amounts of idle property and equipment or permanent excess plant capacity.

b.	The Company has no plans or intentions to discontinue the operations of any subsidiary or division or to discontinue any significant product lines.

c.	The Company has the ability and positive intent to hold to maturity those debt securities classified as “held to maturity.”

d.	Provision has been made to reduce all other investments and other assets which have permanently declined in value to their realizable values.

e.	Long-lived assets, including intangibles, which are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

9.	The following have been properly recorded and/or disclosed in the [consolidated] [combined] financial statements:[F]

a.	Related party relationships, transactions and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements and guarantees, all of which have been recorded in accordance with the economic substance of the transactions.

b.	Guarantees, whether written or oral, under which the Company is contingently liable.

c.	Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

d.	Lines of credit or similar arrangements.

e.	Agreements to repurchase assets previously sold.

f.	Security agreements in effect under the Uniform Commercial Code.

g.	All other liens or encumbrances on assets and all other pledges of assets.

h.	Amounts of contractual obligations for plant construction and/or purchase of real property, equipment, other assets and intangibles.

i.	Investments in debt and equity securities, including their classification as trading, available for sale and held to maturity.

j.	All liabilities which are subordinated to any other actual or possible liabilities of the Company.

k.	[Capital stock repurchase options or agreements or capital stock reserved for options, warrants, conversions or other requirements.] [Anticipated withdrawals of funds in material amounts from the [partnership] [proprietorship] [S Corporation] [Limited Liability Company] for any reason.]

l.	All leases and material amounts of rental obligations under long-term leases.

m.	All significant estimates and material concentrations known to management which are required to be disclosed in accordance with the AICPA’s Statement of Position 94-6, Disclosure of Certain

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Significant Risks and Uncertainties. Significant estimates are estimates at the balance sheet date which could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur which would significantly disrupt normal finances within the next year.

n.	[Derivative financial instruments.]

o.	[The fair value of financial instruments.]

p.	[The effect on the financial statements of [DESCRIBE AUTHORITATIVE ACCOUNTING PRONOUNCEMENT] which has been issued, but which we have not yet adopted.]

10.	We are responsible for making the accounting estimates included in the [consolidated] [combined] financial statements. Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take. In that regard, adequate provisions have been made:[F]

a.	To reduce receivables to their estimated net collectable amounts.

b.	To reduce obsolete, damaged, or excess inventories to their estimated net realizable values.

c.	To reduce deferred tax assets to amounts that are more likely than not to be realized.

d.	For product warranty obligations expected to be incurred with respect to product sales recognized through [AUDIT DATE].

e.	For uninsured losses or loss retentions (deductibles) attributable to events occurring through [AUDIT DATE] and/or for expected retroactive insurance premium adjustments applicable to periods through [AUDIT DATE].

f.	For pension obligations, postretirement benefits other than pensions and deferred compensation agreements attributable to employee services rendered through [AUDIT DATE].

g.	For any material loss to be sustained in the fulfillment of or from the inability to fulfill any sales commitments.

h.	For any material loss to be sustained as a result of purchase commitments for inventory quantities in excess of normal requirements or at prices in excess of the prevailing market prices.

i.	For environmental cleanup obligations.

11.	There are no:[F]

a.	Material transactions that have not been properly recorded in the accounting records underlying the [consolidated] [combined] financial statements.

b.	Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency. In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

c.	Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5.

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12.	[There are no unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5.] or

[We are not aware of any pending or threatened litigation, claims or assessments or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with Statement of Financial Accounting Standards No. 5, and we have not consulted a lawyer concerning litigation, claims or assessments.]

13.	The Company has satisfactory title to all owned assets.

14.	We have complied with all aspects of contractual agreements that would have a material effect on the [consolidated] [combined] financial statements in the event of noncompliance.

15.	[The Company has paid the most recent notice received from the PCAOB for the accounting support fees.] or [The Company has not received any notice from the PCAOB for accounting support fees.] [G]

16.	[If necessary, to prevent the [net operating loss] [DESCRIBE TAX CREDIT] carryforward from expiring without being used, we would [DESCRIBE THE TAX PLANNING STRATEGY WHICH WOULD RESULT IN THE UTILIZATION OF THE OPERATING LOSS OR TAX CREDIT CARRYOVER.] We believe this to be a prudent and feasible tax planning strategy.]

17.	In considering the disclosures that should be made about risks and uncertainties, we have concluded that the following are required:

[DESCRIBE THE SIGNIFICANT ESTIMATES AND CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS THAT ARE DISCLOSED.]

18.	[Our plans with respect to alleviating the adverse financial conditions that caused you to [have initial concerns] [express substantial doubt] about the Company’s ability to continue as a going concern are as follows:]

[DESCRIBE MANAGEMENT’S PLANS FOR ALLEVIATING THE ADVERSE CONDITIONS IN LANGUAGE THAT AGREES WITH THE NOTE TO THE FINANCIAL STATEMENTS]

19.	[We believe that [DESCRIBE THE NEWLY ADOPTED ACCOUNTING PRINCIPLE] is preferable to [DESCRIBE THE FORMER ACCOUNTING PRINCIPLE] because [DESCRIBE MANAGEMENT’S JUSTIFICATION FOR THE CHANGE IN ACCOUNTING PRINCIPLES].]

20.	[The methods and significant assumptions used to estimate the fair values of financial instruments are as follows:]

[DESCRIBE METHODS AND SIGNIFICANT ASSUMPTIONS USED TO ESTIMATE FAIR VALUES OF FINANCIAL INSTRUMENTS]

21.	[It was not practicable for us to estimate the fair value of the following financial instruments for the reasons stated:]

[DESCRIBE FINANCIAL INSTRUMENTS AND REASONS WHY IT WAS NOT PRACTICABLE TO ESTIMATE FAIR VALUES]

22.	[The restatement of the financial statements as of and for the [year] [DESCRIBE PERIOD] ended [DATE] because of [DESCRIBE CORRECTION OF ERROR IN LANGUAGE THAT AGREES WITH THE NOTE IN THE FINANCIAL STATEMENTS] is appropriate.]

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[H][I]

No events or transactions [other than those disclosed in the [consolidated] [combined] financial statements] have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to, or disclosure in, the [consolidated] [combined] financial statements.

[During the course of your audit, you may have accumulated records containing data which should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.]

As of and for the Year [DESCRIBE OTHER PERIOD] Ended [DATE][K]

We believe that the effects of the uncorrected misstatements aggregated by you and summarized below are immaterial, both individually and in the aggregate to the [consolidated] [combined] financial statements taken as a whole. For purposes of this representation, we consider items to be material, regardless of their size, if they involve the misstatement or omission of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

Effect – Increase (Decrease)
DESCRIPTION	ASSETS	LIABILITIES	EQUITY	OTHER COMPREHENSIVE INCOME	REVENUE	EXPENSES
CARRYOVER IMPACT FROM PREVIOUS YEARS
CURRENT YEAR MISSTATEMENTS
Known Errors
Differences with Estimates
Projected Errors
TOTAL PRETAX EFFECT[1]

[INCOME TAX EFFECT][1]
[AFTER-TAX EFFECT][1]

[1]	The effect of uncorrected misstatements can be presented on either a pretax or after-tax basis. Tailor as appropriate for the client’s tax status and engagement team preference.

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[CLIENT NAME]

[NAME OF CHIEF EXECUTIVE OFFICER AND

TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND

TITLE OR EQUIVALENT]

[NAME OF OTHER INDIVIDUALS

RESPONSIBLE FOR AND

KNOWLEDGEABLE ABOUT THE MATTERS

COVERED BY THE REPRESENTATIONS]

[A]	This sample representation letter is to be used as a basis for preparing the actual representation letter. The letter should be typed on the client’s stationery. The illustrated representations are to be specifically tailored to the client’s situation. Items which are not applicable to a particular client should be deleted. On the other hand, additions should be made to include significant additional representations that are embodied in a particular client’s financial statements, and notes thereto.

Efforts have been made to provide illustrative representations concerning recognition, measurement and disclosure matters commonly encountered in the client’s financial statements. However, the financial statements and the related audit workpapers should be reviewed to ensure that all appropriate revisions are made. Statement on Auditing Standards No. 85, Management Representations [AU 333] illustrates sample representations about certain matters not covered in this section. The standard may contain helpful representation samples in addition to the examples provided in this sample letter.

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[B]	The representation letter should be dated as of or after the date of the auditor’s report. Dating the letter after the date of the auditor’s report provides us with the flexibility to have management confirm the specific representations identified in items 1-21 in this illustrative representation letter as of the date of the auditor’s report and confirm the representations about subsequent events, ownership of an interest in H&R Block, Inc., and record retention in the last three paragraphs as of the date the letter is signed. This can be accomplished by dating the letter when management signs it, introducing the specific representations confirmed as of the date of the auditor’s report, and presenting the last three paragraphs as separate paragraphs that refer to the date of the letter.

If the phrase “as of (date of auditor’s report)” is not included in the letter, the specific representations listed in items 1-21 are effective as of the date of the letter, which should be no earlier than the date of the auditor’s report. An updated letter should be obtained if significant fieldwork is done subsequent to the date of this letter.

If our report is “dual dated,” additional representations relating to the subsequent event should normally be obtained.

[C]	Representations should be obtained in each audit with respect to all years being presented and on which the Firm’s report is being presented. If comparative financial statements on which the Firm reported are not being presented, use the singular. In the case of an entity presenting more than two comparative years, modify to cover all periods presented.

[D]	The sample letter assumes that a complete set of financial statements is presented. If less than a complete set of financial statements is presented or the financial statements are presented in accordance with another comprehensive basis of accounting other than generally accepted accounting principles, these paragraphs would require modification.

[E]	Management may wish to restrict its representations to matters that are considered individually or collectively material. If such a limitation is used, there must be agreement between us and management on the limits of materiality for purposes of the representation letter. It is our policy to present representation letter drafts to management that do not contain materiality limitations. However, if management wishes to limit its representations to matters considered material, the illustrative language is provided below. Representations regarding certain matters must always be obtained without regard to materiality.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, make it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

[F]	The matters in 9., 10. and 11. should be included in either 9., 10. or 11. based on whether the matter is or is not reflected in the financial statements. Items which are clearly inapplicable (such as would be the case if the entity has no inventories) should be deleted altogether. However, items such as pension or environmental obligations should be included in either 9., 10. or 11. as appropriate in the circumstances.

[G]	This clause is only required for public entities that file financial statements with the SEC or applicable bank regulators. Generally, an accounting support fee is charged to companies with an average monthly market capitalization of more than $25 million.

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[H]	When a reportable internal control condition has been previously reported to senior management and the Board of Directors or its audit committee, and management has decided, for cost or other reasons, to not correct the condition, in lieu of recommunicating the condition, the following paragraph may be added to the representation letter:

We are aware of [SPECIFICALLY DESCRIBE THE NATURE OF THE REPORTABLE INTERNAL CONTROL CONDITION] and have decided not to take action to eliminate or mitigate this situation.

A copy of the signed representation letter should be provided to the Board of Directors or its audit committee and a copy should be attached to the Reportable Internal Control Condition form in the Permanent File. Unless there is a change in senior management or the Board of Directors or its audit committee, this representation need not be repeated in future years. However, the condition should be recommunicated (or a new letter of representation should be obtained) whenever there is a change in senior management, or the Board of Directors or its audit committee.

[I]	When interim financial information for a public entity accompanies audited financial statements pursuant to Regulation S-K Item 302, the following paragraph should be added as the next-to-last paragraph of the representation letter:

In connection with your quarterly reviews of our interim financial information for the year ended [AUDIT DATE], we reconfirm the representations made to you in the course of performing each of these reviews.

[J]	This clause is to be used only for McGladrey & Pullen, LLP SEC client audit engagements.

[K]	If there are no uncorrected misstatements to be communicated, this schedule may be omitted.

[L]	Sample representations that may be appropriate for a software developer follow. They are illustrative and should be tailored to the client situation.

Insert in 9., 10. or 11. –

Postcontract support (PCS) obligations expected to be incurred with respect to product sales recognized through [AUDIT DATE].

Management has assessed its product development costs which should be capitalized, in accordance with Financial Accounting Standard No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Management believes that recorded amortization of these costs is the greater of (a) the ratio of total current gross revenues for each product to the total of current and anticipated future gross revenues for each product, or, (b) the straight-line method over the remaining estimated economic life of each product. In estimating anticipated future gross revenues for each product, we have considered all factors that we consider current and relevant in making that determination.

The Company is accounting for its software revenues in accordance with Statement of Position No. 97-2, Software Revenue Recognition. Accordingly, revenues during the year(s) meet the requirements of this statement. In addition:

a.	All sale terms comply with the Company’s normal policies and contracts.

b.	No sales were made which did not use the Company’s standard license agreement and there are no side agreements for any sales.

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c.	No sales were made with payment terms exceeding XX days, with most contracts due within XX days.

d.	No sales have been recorded for software shipped for demonstration purposes.

e.	Signed license agreements were obtained prior to the close of business on [AUDIT DATE] for all recorded software sales.

f.	No sales were recorded for product shipped in advance of scheduled shipment dates.

g.	No sales have been recorded for products shipped for which critical software components were not all shipped.

h.	Revenues have not been recorded for products which have substantial continuing involvement requirements of the Company other than contract support and training.

The Company has followed and will continue to enforce its customer return policy as specified in the software license agreement which is signed by all software customers.

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Exhibit 4(c)

to

Stock Purchase Agreement

Settlement Payments

1. Sherb & Co. (Accounting/Auditing):	$18,500.00
2. Gottbetter & Partners (Legal/SEC):	$30,000.00
3. Company Services Corporation (CSC):	$700.00

TOTAL:	$49,200.00

Offsets to Purchase Price

1. Prepayment by Buyer to Continental Stock Transfer & Trust:	$2,187.50
2. Tax Preparation and Accountant Fees for 2004 Audit (to be incurred by Buyer)	$5,000.00
3. Prepaid Advisory Fee	$50,000.00
4. Wire Transfer Fee (to be paid by Escrow Agent)	$(25.00)

TOTAL:	$57,162.50

Exhibit 4(g)

to

Stock Purchase Agreement

Tax Years for which No Tax Return Filed

1.	2001

2.	2002

3.	2003

4.	2004